THE DREYFUS FAMILY OF FUNDS

(Dreyfus Family of Funds—Funds Included on Schedule A)

Rule 18f-3 Plan

Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that the Board of an investment company desiring to offer multiple classes pursuant to said Rule adopt a plan setting forth the separate arrangement and expense allocation of each class, and any related conversion features or exchange privileges.

The Board, including a majority of the Board members who are not "interested persons" (as defined in the 1940 Act), of each of the investment companies, or series thereof, listed on Schedule A attached hereto, as such Schedule may be revised from time to time (each, a "Fund"), which desires to offer multiple classes in accordance with Rule 18f-3, has determined that the following plan is in the best interests of each class individually and each Fund as a whole:

1.         Class Designation:  Fund shares shall be divided, except as otherwise noted on Schedule A hereto, into Class A, Class C, Class I, Class T, Class Y and Class Z.

2.         Differences in Services:  The services offered to shareholders of each Class, as described in the Fund's prospectus or statement of additional information, unless otherwise noted on Schedule A hereto, shall be substantially the same, except that Rights of Accumulation, Letter of Intent and Reinvestment Privilege shall be available only to holders of Class A shares, Checkwriting services shall be available only to holders of Class A or Class Z shares, and Dreyfus Express® services shall be available only to holders of Class Z shares.  Dreyfus Automatic Asset Builder®, Dreyfus Payroll Savings Plan, Dreyfus Government Direct Deposit, Dreyfus Dividend Sweep, Dreyfus Auto-Exchange Privilege and Dreyfus Automatic Withdrawal Plan are not available for Class T or Class Y shares and Exchange Privilege is not available for Class T shares.

3.         Differences in Distribution Arrangements:  Class A shares shall be offered with a front-end sales charge, as such term is defined under the Conduct Rules of the Financial Industry Regulatory Authority (the "FINRA Conduct Rules"), and a deferred sales charge (a "CDSC"), as such term is defined under the FINRA Conduct Rules, may be assessed on certain redemptions of Class A shares, including Class A shares purchased without an initial sales charge as part of an investment of $1 million or more.  The amount of the sales charge and the amount of and provisions relating to the CDSC pertaining to the Class A shares are set forth on Schedule B attached hereto.  In addition, Class A shares shall be subject to an annual service fee at the rate of .25% of the value of the average daily net assets of such Class pursuant to a Shareholder Services Plan.

Class C shares shall not be subject to a front-end sales charge, but shall be subject to a CDSC and shall be charged an annual distribution fee under a Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act.  The amount of and provisions relating to the CDSC and the amount of the fees under the Distribution Plan pertaining to the Class C shares are set forth on Schedule C attached hereto.  In addition, Class C shares shall be subject to an annual service fee at the rate of .25% of the value of the average daily net assets of such Class pursuant to a Shareholder Services Plan.

Class I shares shall be offered at net asset value only to (i) bank trust departments, trust companies and insurance companies that have entered into agreements with the Fund's Distributor to offer Class I shares to their clients, (ii) with respect to taxable Funds only, institutional investors acting in a fiduciary, advisory, agency, custodial or similar capacity for qualified or non-qualified employee benefit plans, including 401(k), 403(b)(7), Keogh, pension, profit-sharing and other deferred compensation plans, whether established by corporations, partnerships, sole proprietorships, non-profit entities, trade or labor unions, or state and local governments ("Retirement Plans"), and IRAs set up under Simplified Employee Pension Plans ("SEP-IRAs"), but not including traditional IRAs, Roth IRAs, Coverdell Education Savings Accounts, IRA "Rollover Accounts," Salary Reduction Simplified Employee Pension Plans or Savings Incentive Match Plans for Employees (Class I shares may be purchased for a Retirement Plan or SEP-IRA only by a custodian, trustee, investment manager or other entity authorized to act on behalf of such Retirement Plan or SEP-IRA that has entered into an agreement with the Fund's Distributor to offer Class I shares to such Retirement Plan or SEP-IRA), (iii) law firms or attorneys acting as trustees or executors/administrators, (iv) foundations and endowments that make an initial investment in the Fund of at least $1 million, (v) with respect to taxable Funds only, sponsors of college savings plans that qualify for tax-exempt treatment under Section 529 of the Internal Revenue Code of 1986, as amended (the "Code"), that maintain an omnibus account with the Fund and do not require shareholder tax reporting or 529 account support responsibilities from the Fund's Distributor, (vi) advisory fee-based accounts offered through financial intermediaries who, depending on the structure of the selected advisory platform, make Class I shares available, (vii) certain institutional clients of an investment advisory subsidiary of The Bank of New York Mellon Corporation approved by The Dreyfus Corporation, (viii) U.S.-based employees of The Bank of New York Mellon Corporation, Board members of The Dreyfus Corporation and Board members of funds in the Dreyfus Family of Funds, and the spouse, domestic partner or minor child of any of the foregoing, subject to certain requirements described in the Fund's prospectus or statement of additional information, and (ix) unaffiliated investment companies approved by the Fund's Distributor.

Class T shares shall be offered with a front-end sales charge, as such term is defined under the FINRA Conduct Rules, and shall be charged an annual fee under a Service Plan adopted pursuant to Rule 12b-1 under the 1940 Act for distribution, advertising and marketing Class T shares, and servicing and/or maintaining accounts of holders of Class T shares.  The amount of the sales charge and the amount of fees under the Service Plan pertaining to the Class T shares are set forth on Schedule D attached hereto.

Class Y shares shall be offered at net asset value only to (i) institutional investors, acting for themselves or on behalf of their clients, that have entered into an agreement with the Fund's Distributor and that make an initial investment in Class Y shares of the Fund of at least $1 million, (ii) with respect to taxable Funds only, Retirement Plans, or certain recordkeepers of Retirement Plan platforms that maintain a super-omnibus account with the Fund, provided that, in each case, they have entered into an agreement with the Fund's Distributor and make an initial investment in Class Y shares of the Fund of at least $1 million or have, in the opinion of The Dreyfus Corporation, adequate intent and availability of assets to reach a future level of investment of $1 million or more in Class Y shares of the Fund, (iii) certain institutional clients of an investment advisory subsidiary of The Bank of New York Mellon Corporation, provided that such clients are approved by The Dreyfus Corporation and make an initial investment in Class Y shares of the Fund of at least $1 million, and (iv) certain funds in the Dreyfus Family of Funds and series of BNY Mellon Funds Trust.

Class Z shares shall be offered at net asset value only to certain shareholders as set forth on Schedule E attached hereto.  To the extent indicated on Schedule F hereto, Class Z shares shall be subject to a Service Plan adopted pursuant to Rule 12b-1 under the 1940 Act or a Shareholder Services Plan.  The amount of fees and provisions relating to such Service Plan or Shareholder Services Plan are set forth on Schedule F attached hereto.

4.         Expense Allocation:  The following expenses shall be allocated, to the extent practicable, on a Class-by-Class basis:  (a) fees under a Distribution Plan, Service Plan and Shareholder Services Plan; (b) printing and postage expenses related to preparing and distributing materials, such as shareholder reports, prospectuses and proxies, to current shareholders of a specific Class; (c) Securities and Exchange Commission registration fees incurred by a specific Class; (d) the expense of administrative personnel and services as required to support the shareholders of a specific Class; (e) litigation or other legal expenses relating solely to a specific Class; (f) transfer agent fees identified by the Fund's transfer agent as being attributable to a specific Class; and (g) Board members' fees incurred as a result of issues relating to a specific Class.

5.         Conversion Features:  Class C shares shall automatically convert to Class A shares after a specified period of time after the date of purchase, based on the relative net asset value of each such Class, without the imposition of any sales charge, fee or other charge, as set forth on Schedule C hereto.  No other Class shall be subject to any automatic conversion feature.  Shares of one Class of a Fund may be converted into shares of another Class of the Fund, provided the shareholder requesting the conversion meets the eligibility requirements for the purchase of the new Class of shares of the Fund.  Shares subject to a CDSC or a redemption fee at the time of the requested conversion shall not be eligible for conversion.

6.         Exchange Privileges:  Shares of a Class (other than Class T) shall be exchangeable only for (a) shares of the same Class of other investment companies managed or administered by The Dreyfus Corporation or its affiliates as specified from time to time and, except for shares held through financial intermediary brokerage platforms, (b) shares of certain other Classes of such investment companies or shares of certain other investment companies as specified from time to time.

Amended as of:  December 15, 2017

SCHEDULE A

Name of Fund	Date Plan Adopted

Dreyfus Premier GNMA Fund, Inc.	November 6, 2006 (Revised as of November 1, 2017)
--Dreyfus U.S. Mortgage Fund

Dreyfus Premier California AMT-Free Municipal Bond Fund, Inc.	April 28, 2004 (Revised as of February 28, 2017)
--Dreyfus California AMT-Free Municipal Bond Fund

Dreyfus Municipal Bond Opportunity Fund	April 12, 1995 (Revised as of March 2, 2017)

Dreyfus New Jersey Municipal Bond Fund, Inc.	October 22, 2002 (Revised as of March 10, 2017)

Dreyfus New York AMT-Free Municipal Bond Fund*	April 12, 1995 (Revised as of March 2, 2017)

Dreyfus State Municipal Bond Funds	April 12, 1995 (Revised as of March 2, 2017)
--Dreyfus Connecticut Fund
--Dreyfus Massachusetts Fund†
--Dreyfus Pennsylvania Fund†

Dreyfus Municipal Funds, Inc.	January 16, 2003 (Revised as of February 28, 2017)
--Dreyfus AMT-Free Municipal Bond Fund
--Dreyfus High Yield Municipal Bond Fund

________________________

*           The Fund does not offer Class Z shares.

†           The Fund does not offer Class I or Class Y shares.

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SCHEDULE B

Front-End Sales Charge—Class A Shares—The public offering price for Class A shares, except as otherwise set forth herein, shall be the net asset value per share of Class A plus a sales load as shown below:

	Total Sales Load
Amount of Transaction	As a % of offering price per share	As a % of net asset value per share
Less than $50,000.....................................................	4.50	4.71
$50,000 to less than $100,000...................................	4.00	4.17
$100,000 to less than $250,000.................................	3.00	3.09
$250,000 to less than $500,000.................................	2.50	2.56
$500,000 to less than $1,000,000..............................	2.00	2.04
$1,000,000 or more...................................................	-0-	-0-

Contingent Deferred Sales Charge—Class A Shares—A CDSC of 1.00% shall be assessed, except as set forth below, at the time of redemption of Class A shares purchased without an initial sales charge as part of an investment of at least $1,000,000 and redeemed within one year of purchase.  The terms contained in Schedule C pertaining to the CDSC assessed on redemptions of Class C shares, including the provisions for waiving the CDSC, shall be applicable to the Class A shares subject to a CDSC.  Letter of Intent and Rights of Accumulation, to the extent offered, shall apply to purchases of Class A shares subject to a CDSC.

Class A shares of a Fund may be purchased at net asset value without a front-end sales charge by the following individuals and entities:

•         Full-time or part-time employees, and their spouses or domestic partners and minor children, of The Dreyfus Corporation or any of its affiliates.

•         Board members of The Dreyfus Corporation and Board members of the Dreyfus Family of Funds, and their spouses or domestic partners and minor children.

•         Full-time employees, and their spouses and minor children, of financial intermediaries that have entered into selling agreements with the Fund's Distributor.

•         "Wrap" accounts for the benefit of clients of financial intermediaries, provided they have entered into an agreement with the Fund's Distributor specifying operating policies and standards.

•         Qualified separate accounts maintained by an insurance company; any state, county or city or instrumentality thereof; and charitable organizations investing $50,000 or more in Fund shares and charitable remainder trusts, provided that such Class A shares are purchased directly through the Fund's Distributor for Fund accounts maintained with the Fund's Distributor.

SCHEDULE B (continued)

•         Investors who purchase Class A shares directly through the Fund's Distributor for Fund accounts maintained with the Fund's Distributor, and either (i) have, or whose spouse or minor children have, beneficially owned shares and continuously maintained an open account with the Fund's Distributor in a Dreyfus-managed fund since on or before February 28, 2006, or (ii) such purchase is for a self-directed investment account that may or may not be subject to a transaction fee.

•         Shareholders who received Class A shares in exchange for old Class T shares of the Fund on February 4, 2009, provided that such Class A shares are purchased directly through the Fund's Distributor for Fund accounts maintained with the Fund's Distributor.

•         Investors who participate in a self-directed investment brokerage account program offered by a financial intermediary that has entered into an agreement with the Fund's Distributor.  Financial intermediaries offering self-directed investment brokerage accounts may or may not charge their customers a transaction fee.

•         Investors with the cash proceeds from the investor's exercise of stock options and/or disposition of stock related to employment-based stock plans, whether invested in the Fund directly or indirectly through an exchange from a Dreyfus-managed money market fund, provided that the proceeds are processed through an entity that has entered into an agreement with the Fund's Distributor specifically relating to administering employment-based stock plans.  Upon establishing the account in the Fund or the Dreyfus-managed money market fund, the investor and the investor's spouse and minor children shall become eligible to purchase Class A shares of the Fund at net asset value, whether or not the investor uses the proceeds of the employment-based stock plan to establish the account.

•         Members of qualified affinity groups who purchase Class A shares directly through the Fund's Distributor for Fund accounts maintained with the Fund's Distributor, provided that the qualified affinity group has entered into an affinity agreement with the Fund's Distributor.

In addition, shareholders of the Fund will receive Class A shares of the Fund at net asset value without a front-end sales charge upon the conversion of such shareholders' Class C shares of the Fund in the month of or month following the 10-year anniversary date of the purchase of the Class C shares.

Front-end sales charge waivers on Class A shares of a Fund purchased through Merrill Lynch

Effective April 10, 2017, shareholders purchasing Class A shares of the Fund through an omnibus account maintained with Merrill Lynch may purchase Class A shares at net asset value without payment of a front-end sales charge as follows:

•         Shares purchased by employer-sponsored retirement, deferred compensation and employee benefit plans (including health savings accounts) and trusts used to fund those plans, provided that the shares are not held in a commission-based brokerage account and the shares are held for the benefit of the plan.

•         Shares purchased by or through a 529 plan.

•         Shares purchased through a Merrill Lynch-affiliated investment advisory program.

•         Shares purchased by third party investment advisors on behalf of their advisory clients through Merrill Lynch's platform.

SCHEDULE B (continued)

•         Shares purchased through the Merrill Edge Self-Directed platform.

•         Shares of the Fund purchased through reinvestment of dividends and capital gains distributions of the Fund (but not any other fund in the Dreyfus Family of Funds).

•         Shares of the Fund received through an exchange of Class C shares of the Fund in the month of or month following the 10-year anniversary date of the purchase of the Class C shares.

•         Shares purchased by employees and registered representatives of Merrill Lynch or its affiliates and their family members.

•         Shares purchased by board members of the Fund and employees of The Dreyfus Corporation or any of its affiliates, as described in the Fund's prospectus.

•         Shares purchased from the proceeds of a redemption of shares of a fund in the Dreyfus Family of Funds, provided (1) the repurchase occurs within 90 days following the redemption, (2) the redemption and purchase occur in the same account, and (3) redeemed shares were subject to a front-end sales charge or CDSC (Right of Reinstatement).

SCHEDULE C

Contingent Deferred Sales Charge--Class C Shares—A CDSC of 1.00% payable to the Fund's Distributor shall be imposed on any redemption of Class C shares within one year of the date of purchase.  No CDSC shall be imposed to the extent that the net asset value of the Class C shares redeemed does not exceed (i) the current net asset value of Class C shares of the Fund acquired through reinvestment of Fund dividends or capital gain distributions, plus (ii) increases in the net asset value of the shareholder's Class C shares above the dollar amount of all payments for the purchase of Class C shares of the Fund held by such shareholder at the time of redemption.

If the aggregate value of the Class C shares redeemed has declined below their original cost as a result of the Fund's performance, a CDSC may be applied to the then-current net asset value rather than the purchase price.

In determining whether a CDSC is applicable to a redemption, the calculation shall be made in a manner that results in the lowest possible rate.  Therefore, it shall be assumed that the redemption is made first of amounts representing Class C shares of the Fund acquired pursuant to the reinvestment of Fund dividends and distributions; then of amounts representing the increase in net asset value of Class C shares above the total amount of payments for the purchase of Class C shares made during the preceding year; and finally, of amounts representing the cost of Class C shares held for the longest period of time.

Waiver of CDSC—Except as set forth below, the CDSC shall be waived in connection with (a) exchanges of shares, except if shares acquired by exchange are then redeemed within the period during which a CDSC would apply to the initial shares purchased, (b) redemptions made within one year after the death or disability, as defined in Section 72(m)(7) of the Code, of the shareholder, (c) redemptions by Retirement Plans, provided that the shares being redeemed were purchased through a financial intermediary that performs recordkeeping or other administrative services for the Retirement Plan and has entered into an agreement with the Fund's Distributor relating to such services, or were purchased directly through the Fund's Distributor, (d) redemptions as a result of a combination of any investment company with the Fund by merger, acquisition of assets or otherwise, (e) redemptions due to receiving applicable required minimum distributions from IRA accounts (other than Roth IRAs or Coverdell Education Savings Accounts) upon attaining age 70-1/2, and (f) redemptions pursuant to any systematic withdrawal plan as described in the Fund's prospectus.  If a CDSC waiver is discontinued, Fund shares subject to a CDSC which were purchased prior to the termination of such waiver shall have the CDSC waived as provided in the Fund's prospectus at the time of the purchase of such shares.

CDSC Waivers Available Through Merrill Lynch—Effective April 10, 2017, Fund shares purchased through an omnibus account maintained with Merrill Lynch will be eligible only for the following CDSC waivers:  (a) redemptions made within one year of death or disability of the shareholder, (b) redemptions made through Dreyfus Automatic Withdrawal Plan, if such redemptions do not exceed 12% of the value of the account annually, (c) redemptions made in connection with a return of excess contributions from an IRA account, (d) shares acquired through a Right of Reinstatement, (e) redemptions due to receiving applicable required minimum distributions from IRA accounts (other than Roth IRAs or Coverdell Education Savings Accounts) upon reaching age 70½, (f) redemptions made to pay Merrill Lynch fees, but only if the redemption is initiated by Merrill Lynch, and (g) redemptions of Fund shares held in a retirement brokerage account that are exchanged for shares of a lower cost share class in connection with the transfer to certain fee based accounts or platforms.

Amount of Distribution Plan Fees—Class C Shares—.75 of 1% of the value of the average daily net assets of Class C.

C-1

SCHEDULE C (continued)

Conversion of Class C Shares—Approximately ten years after the date of purchase, Class C shares automatically shall convert to Class A shares, based on the relative net asset values for shares of each such Class, and shall no longer be subject to the distribution fee.  At the time of conversion, Class C shares that have been acquired through the reinvestment of dividends and distributions ("Dividend Shares") shall be converted in the proportion that a shareholder's Class C shares (other than Dividend Shares) converting to Class A shares bears to the total Class C shares then held by the shareholder which were not acquired through the reinvestment of dividends and distributions.

C-2

SCHEDULE D

Front-End Sales Charge—Class T Shares—The public offering price for Class T shares shall be the net asset value per share of Class T plus a sales load as shown below:

	Total Sales Load
Amount of Transaction	As a % of offering price per share	As a % of net asset value per share
Less than $250,000...................................................	2.50	2.56
$250,000 to less than $500,000.................................	2.00	2.04
$500,000 to less than $1,000,000..............................	1.50	1.52
$1,000,000 or more...................................................	1.00	1.01

Amount of Service Plan Fees—Class T Shares—.25 of 1% of the value of the average daily net assets of Class T.

D-1

SCHEDULE E

Class Z Shares—Dreyfus California AMT-Free Municipal Bond Fund offers Class Z shares only to shareholders of the Fund with accounts that existed on the date the Fund classified its shares as Class Z shares (September 30, 2004), or who received Class Z shares in exchange for their shares of General California Municipal Bond Fund, Inc., Dreyfus California Municipal Income, Inc. or Dreyfus California Intermediate Municipal Bond Fund as a result of the reorganizations of such funds, and who purchase such shares directly through the Fund's Distributor for Fund accounts maintained with the Distributor.  In addition, certain broker-dealers and other financial institutions maintaining accounts with the Fund on September 30, 2004, or with General California Municipal Bond Fund, Inc., Dreyfus California Municipal Income, Inc. or Dreyfus California Intermediate Municipal Bond Fund, Inc. at the time of the reorganizations of such funds, may purchase Class Z shares on behalf of qualified Retirement Plans and "wrap accounts" or similar programs.

Dreyfus Connecticut Fund offers Class Z shares only to shareholders of the Fund who received Class Z shares in exchange for their shares of Dreyfus Connecticut Intermediate Municipal Bond Fund as a result of the reorganization of such fund and who purchase such shares directly through the Fund's Distributor for Fund accounts maintained with the Distributor.  In addition, certain broker-dealers and other financial institutions maintaining accounts with Dreyfus Connecticut Intermediate Municipal Bond Fund at the time of the reorganization of such fund may purchase Class Z shares on behalf of qualified Retirement Plans and "wrap accounts" or similar programs.

Dreyfus Massachusetts Fund offers Class Z shares only to shareholders of the Fund who received Class Z shares in exchange for their shares of Dreyfus Massachusetts Tax Exempt Bond Fund or Dreyfus Massachusetts Intermediate Municipal Bond Fund as a result of the reorganizations of such funds and who purchase such shares directly through the Fund's Distributor for Fund accounts maintained with the Distributor.  In addition, certain broker-dealers and other financial institutions maintaining accounts with Dreyfus Massachusetts Tax Exempt Bond Fund or Dreyfus Massachusetts Intermediate Municipal Bond Fund at the time of the reorganizations of such funds may purchase Class Z shares on behalf of qualified Retirement Plans and "wrap accounts" or similar programs.

Dreyfus Pennsylvania Fund offers Class Z shares only to shareholders of the Fund who received Class Z shares in exchange for their shares of Dreyfus Pennsylvania Intermediate Municipal Bond Fund as a result of the reorganization of such fund and who purchase such shares directly through the Fund's Distributor for Fund accounts maintained with the Distributor.  In addition, certain broker-dealers and other financial institutions maintaining accounts with Dreyfus Pennsylvania Intermediate Municipal Bond Fund at the time of the reorganization of such fund may purchase Class Z shares on behalf of qualified Retirement Plans and "wrap accounts" or similar programs.

Dreyfus Municipal Bond Opportunity Fund offers Class Z shares only to shareholders of the Fund who received Class Z shares in exchange for their shares of General Municipal Bond Fund, Inc. as a result of the reorganization of such fund and who purchase such shares directly through the Fund's Distributor for Fund accounts maintained with the Distributor.  In addition, certain broker-dealers and other financial institutions maintaining accounts with General Municipal Bond Fund, Inc. at the time of the reorganization of such fund may purchase Class Z shares on behalf of qualified Retirement Plans and "wrap accounts" or similar programs.

E-1

SCHEDULE E (continued)

Dreyfus New Jersey Municipal Bond Fund, Inc. offers Class Z shares only to shareholders of the Fund who received Class Z shares in exchange for their shares of Dreyfus New Jersey Intermediate Municipal Bond Fund as a result of the reorganization of such fund and who purchase such shares directly through the Fund's Distributor for Fund accounts maintained with the Distributor.  In addition, certain broker dealers and other financial institutions maintaining accounts with Dreyfus New Jersey Intermediate Municipal Bond Fund at the time of the reorganization of such fund may purchase Class Z shares on behalf of qualified Retirement Plans and "wrap accounts" or similar programs.

Dreyfus U.S. Mortgage Fund offers Class Z shares only to shareholders of the Fund with accounts that existed on the date the Fund classified its shares as Class Z shares and who purchase such shares directly through the Fund's Distributor for Fund accounts maintained with the Distributor.  In addition, certain broker-dealers and other financial institutions maintaining accounts with Dreyfus U.S. Mortgage Fund on such date may purchase Class Z shares on behalf of qualified Retirement Plans and "wrap accounts" or similar programs.

Dreyfus AMT-Free Municipal Bond Fund offers Class Z shares only to shareholders of the Fund with accounts that existed on the date the Fund classified its shares as Class Z shares and who purchase such shares directly through the Fund's Distributor for Fund accounts maintained with the Distributor.  In addition, certain broker-dealers and other financial institutions maintaining accounts with Dreyfus AMT-Free Municipal Bond Fund on such date may purchase Class Z shares on behalf of "wrap accounts" or similar programs.

Dreyfus High Yield Municipal Bond Fund offers Class Z shares only to shareholders of the Fund with accounts that existed on the date the Fund classified its shares as Class Z shares and who purchase such shares directly through the Fund's Distributor for Fund accounts maintained with the Distributor.  In addition, certain broker-dealers and other financial institutions maintaining accounts with Dreyfus High Yield Municipal Bond Fund on such date may purchase Class Z shares on behalf of "wrap accounts" or similar programs.

E-2

SCHEDULE F

Shareholder Services Plan—Class A and Class C shares of each Fund, and Class Z shares of Dreyfus Municipal Bond Opportunity Fund, are subject to a Shareholder Services Plan pursuant to which the Fund pays the Distributor a fee at the annual rate of .25% of the Fund's average daily net assets attributable to Class A and Class C, and .20% of the Fund's average daily net assets attributable to Class Z, respectively, for providing shareholder services.

Class Z shares of Dreyfus California AMT-Free Municipal Bond Fund, Dreyfus AMT-Free Municipal Bond Fund, Dreyfus New Jersey Municipal Bond Fund, Inc., Dreyfus Connecticut Fund, Dreyfus Massachusetts Fund and Dreyfus Pennsylvania Fund are subject to a Shareholder Services Plan pursuant to which the Fund reimburses the Distributor an amount not to exceed an annual rate of .25% of the Fund's average daily net assets attributable to Class Z for the provision of shareholder services.

Service Plan—Class Z shares of Dreyfus U.S. Mortgage Fund are subject to a Service Plan adopted pursuant to Rule 12b-1 under the 1940 Act, pursuant to which the Fund reimburses the Distributor for expenses incurred in distributing Class Z shares and servicing shareholder accounts and advertising and marketing with respect to Class Z, at a maximum aggregate annual rate of up to .20% of the Fund's average daily net assets attributable to Class Z.

Class Z shares of Dreyfus High Yield Municipal Bond Fund are subject to a Service Plan adopted pursuant to Rule 12b-1 under the 1940 Act, pursuant to which the Fund reimburses the Distributor for expenses incurred in distributing Class Z shares and servicing shareholder accounts and advertising and marketing with respect to Class Z, at a maximum aggregate annual rate of up to .25% of the Fund's average daily net assets attributable to Class Z.

F-1